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                                                                     EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)




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                                                                  Quarter Ended                 Six Months Ended
                                                            -----------------------------------------------------------
                                                            December 27,    December 28,    December 27,   December 28,
                                                               1998            1997            1998           1997
                                                            ------------    ------------    ------------   ------------
COMPUTATIONS FOR STATEMENTS OF INCOME

Net income                                                  $     24,637    $     10,294    $     29,078   $      7,662
                                                            ============    ============    ============   ============

Basic earnings per share of common stock:

      Average shares of common stock outstanding                  23,308          24,903          23,467         25,034
                                                            ============    ============    ============   ============

      Basic earnings per share of common stock:             $       1.06    $       0.41    $       1.24   $       0.31
                                                            ============    ============    ============   ============


Diluted earnings per share of common stock:

      Average shares of common stock outstanding                  23,308          24,903          23,467         25,034

      Incremental common shares applicable to
        common stock options based on the common
        stock average market price during the period                 172             151             120            155

      Incremental common shares applicable to
        restricted common stock based on the common
        stock average market price during the period                   1               -               1              -
                                                            ------------    ------------    ------------   ------------

      Average common shares assuming dilution                     23,481          25,054          23,588         25,189
                                                            ============    ============    ============   ============

      Fully diluted earnings per average share of
        common stock, assuming conversion of all
        applicable securities                               $       1.05    $       0.41    $       1.23   $       0.30
                                                            ============    ============    ============   ============
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